First Federal of Northern Michigan Bancorp, Inc. Announces Second Quarter 2012 Results

ALPENA, Mich., Aug. 8, 2012 /PRNewswire/ -- First Federal of Northern Michigan Bancorp, Inc. (Nasdaq: FFNM) (the "Company") reported a consolidated net loss of $270,000, or $0.09 basic and diluted loss per share, for the quarter ended June 30, 2012 compared to consolidated net earnings of $263,000, or $0.09 basic and diluted earnings per share, for the quarter ended June 30, 2011.

Consolidated net income for the six months ended June 30, 2012 was $331,000, or $0.11 per basic and diluted share, compared to $423,000, or $0.15 per basic and diluted share for the six months ended June 30, 2011.

Listed below are a few key points relative to the Company's results for the quarter ended June 30, 2012:

  The Company experienced an operating loss of $270,000, after income tax benefit, for the quarter ended June 30, 2012, primarily as a result of the $578,000 provision for loan losses for the quarter which was largely attributable to an increase in the general reserve factor required on the residential mortgage loan portfolio as well as an increase to the general reserve pool for special mention and substandard commercial credits.
  Quarter over quarter decline in the Company's net interest margin (from 4.19% for the quarter ended June 30, 2011 to 3.82% for the quarter ended June 30, 2012) due primarily to a 67 basis point reduction in the yield on our interest-earning assets, partially offset by a decline of 32 basis points in our overall cost of funds period over period.
  Provision for loan losses of $578,000 and $955,000, for the three and six months ended June 30, 2012, respectively, as compared to provisions of ($19,000) and $48,000 for the three and six months ended June 30, 2011, respectively.
  Decrease in non-performing assets from $8.9 million at June 30, 2011 to $6.7 million at December 31, 2011 to $5.2 million at June 30, 2012.
  First Federal of Northern Michigan remains "well-capitalized" for regulatory purposes.

Michael W. Mahler, President and Chief Executive Officer of the Company, commented, "We are very pleased with the significant improvement in our asset quality position. Our reduction in nonperforming assets of $1.5 million, or 22%, since December 31, 2011 is in line with our objective of getting our Texas ratio down to 10%. Delinquency trends are once again showing improvement across all loan categories confirming our belief that the asset quality metrics will continue to improve into the foreseeable future. Of course this is all contingent upon the national, state and regional economic recovery continuing."

Mahler further commented "We are again very pleased with the continued growth in core deposits which has helped to slow the decline in our net interest margin. This is vitally important given the pressure asset yields are under in this historic interest rate environment. Additionally we are pleased with $1.6 million in loan growth so far this year along with a pipeline of approved deals which should lead to further growth over the remainder of the year. This growth is important to help us offset the impact of diminishing margins looking ahead."

Mahler added, "We are disappointed by the provision expense needs given the fundamental improvement to the asset quality metrics cited above. Even in an improving economic environment we saw three small commercial loans slip in the first six months requiring us to record specific loan loss provisions for each of them. In addition, during the quarter we increased our general reserve pool for special mention and substandard commercial credits by approximately $250,000. These expenses are not the result of the credits showing further deterioration or weakness but merely assigning higher loss factors to this stratum of the portfolio for the inherent additional risk embedded therein.

The more significant provision expense issues centered around the mortgage area and a change in methodology applied to certain commercial credits. In 2011 there was an increase in mortgage foreclosure actions that are now resulting in greater losses to the Bank. When we get these properties back, we get our first opportunity to asses the value of our collateral. Often times it is worse than expected. The longer foreclosure processes designed to help distressed homeowners has made the situation worse given the fact that property values have continued to decline. The encouraging news is that there are far fewer loans entering the foreclosure pipeline than there are falling out of it each month which bodes well for the future."

Asset Quality

Total nonperforming assets to total assets has decreased markedly from 4.06% at June 30, 2011 to 3.11% at December 31, 2011 and 2.40% at June 30, 2012. Non-performing assets decreased by $1.5 million from December 31, 2011 to June 30, 2012 and by $3.7 million from June 30, 2011 to June 30, 2012. The Company continues to closely monitor non-performing assets and has taken a variety of steps to reduce the level thereof, such as:

  Timely pursuit of foreclosure and/or repossession options coupled with quick and aggressive marketing efforts of repossessed assets;
  Restructuring loans, where feasible, to assist borrowers in working through this financially challenging time;
  Allowing borrowers to structure short-sales of properties, where appropriate and feasible; and
  Working with borrowers to find a means of reducing outstanding debt (such as through sales of collateral).

	As of
	June 30, 2012	December 31, 2011	June 30, 2011
Asset Quality Ratios:
Non-performing assets to total assets	2.40%	3.11%	4.06%
Non-performing loans to total loans	1.88%	2.34%	2.90%
Allowance for loan losses to non-performing loans	65.45%	45.47%	51.28%
Allowance for loan losses to total loans	1.23%	1.07%	1.48%

"Texas Ratio" (Bank)	22.35%	28.28%	37.07%

Total non-performing loans ($000 omitted)	$2,709	$3,339	$4,273
Total non-performing assets ($000 omitted)	$5,220	$6,747	$8,898

Non-performing assets were positively impacted by the sales of several pieces of both commercial and residential REO during the six months ended June 30, 2012.

Financial Condition

Total assets of the Company at June 30, 2012 were $217.7 million, an increase of $619,000, or 0.3%, from assets of $217.0 million at December 31, 2011. Net loans receivable increased $1.6 million to $142.4 million at June 30, 2012, mostly in the commercial loan portfolio. We have staved off shrinkage of our residential mortgage portfolio by selective placing in our portfolio certain high-quality 10- and 15-year fixed rate residential mortgage loans.

Deposits increased $3.8 million to $154.4 million at June 30, 2012, mostly in our lower-costing checking and savings products. FHLB advances decreased $2.1 million as proceeds from loan payments and payoffs, as well as cash on hand, were used to pay off maturing advances.

Stockholders' equity was $25.1 million at June 30, 2012 compared to $24.6 million at December 31, 2011. The increase was due primarily to net earnings for the six-month period of $331,000 and an increase of $167,000 in the unrealized gain on available-for-sale investment securities, net of tax. First Federal of Northern Michigan's regulatory capital remains at levels in excess of regulatory requirements, as shown in the table below.

			Regulatory		Minimum to be
	Actual		Minimum		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	Dollars in Thousands
Tier 1 (Core) capital ( to
adjusted assets)	$ 21,587	9.99%	$ 8,640	4.00%	$ 10,800	5.00%
Total risk-based capital ( to risk-
weighted assets)	$ 23,342	16.63%	$ 11,231	8.00%	$ 14,038	10.00%
Tier 1 risk-based capital ( to
risk-weighted assets)	$ 21,587	15.38%	$ 5,615	4.00%	$ 8,423	6.00%
Tangible Capital ( to
tangible assets)	$ 21,587	9.99%	$ 3,240	1.50%	$ 4,320	2.00%

Results of Operations

Interest income decreased to $2.4 million for the three months ended June 30, 2012 from $2.7 million for the year earlier period, due mainly to a decrease of 66 basis points in the average yield on interest-earning assets period over period. Interest income decreased by $523,000 to $4.8 million for the six-month period ended June 30, 2012 from $5.3 million for the same period in 2011. This decrease was primarily attributed to a decline in the average balance of interest earning assets of $573,000 to $201.3 million for the six-month period ended June 30, 2012 from $201.9 million for the six-month period ended June 30, 2011. In addition, we experienced a decrease in the yield on our average interest earning assets of 52 basis points period over period due mainly to lower market interest rates period over period.

Interest expense decreased to $427,000 for the three months ended June 30, 2012 from $581,000 for the three months ended June 30, 2011. Interest expense for the six months ended June 30, 2012 decreased to $891,000 from $1.2 million for the six months ended June 30, 2011. The decrease in interest expense for both the three- and six-month periods was due primarily to a decrease in our cost of funds related to certificates of deposit and FHLB advances. The average cost of our certificates of deposit decreased from 1.76% for the three months ended June 30, 2011 to 1.27% for the three months ended June 30, 2012 and from 1.82% for the six months ended June 30, 2011 to 1.30% for the six months ended June 30, 2012, as higher costing deposits matured and either left the Bank, as we made the strategic decision to not be a market leader in rates in the current interest rate environment, or were re-priced at lower rates. In addition, the cost of our FHLB advances decreased 35 basis points from 2.25% for the three months ended June 30, 2011 to 1.90% for the three months ended June 30, 2012 and 29 basis points from 2.27% for the six months ended June 30, 2011 to 1.98% for the six months ended June 30, 2012 due primarily to lower market interest rates.

The Company's net interest margin decreased to 3.82% for the three-month period ended June 30, 2012 from 4.19% for the same period in 2011 and decreased to 3.86% for the six-month period ended June 30, 2012 from 4.08% for the same period in 2011 as a result of the factors mentioned above.

The provision for loan losses for the three-month period ended June 30, 2012 was $578,000 as compared to income of $19,000 for the prior year period. For the six-month period ended June 30, 2012, the provision for loan losses was $955,000 as compared to $48,000 for the same period ended June 30, 2011. Prior to 2012, our provision for loan losses was based on an eight-quarter rolling average of actual net charge-offs adjusted for environmental factors for each segment of loans in our portfolio. Management has decided that eight quarters is no longer reflective of the inherent loss in the loan portfolios. In 2012, we began moving towards a twelve-quarter rolling average of actual net charge-offs by adding an additional quarter of net charge-offs each quarter in 2012. By the end of 2012 we will be using a twelve-quarter rolling average. During the quarter ended June 30, 2012, we charged off $386,000 in mortgage loans as compared to only $243,000 of charge-offs during the quarter ended June 30, 2011 in large part due to the effect of continued declining real estate prices in our markets. The direct effect of the increase in charge-offs quarter over quarter combined with the impact the increased charge-offs had on the general reserve factor applied to the entire pool of mortgage loans for the quarter ended June 30, 2012, were the main causes of the increase in provision quarter over quarter. In addition, we added a specific reserve of approximately $95,000 on two commercial credits during the quarter ended June 30, 2012. During the six-month period ended June 30, 2012, we added specific reserves of approximately $295,000 on four commercial credit relationships, two of which were reclassified as Troubled Debt Restructurings and we also increased our general reserve pool for special mention and substandard commercial credits by approximately $250,000.

Non interest income decreased slightly to $391,000 for the three months ended June 30, 2012 from $393,000 for the three months ended June 30, 2011. In 2012 we experienced an increase in mortgage banking activities, resulting in a $32,000 increase in income period over period. The increase in mortgage banking activities income was offset by an increase in losses on sale of real estate owned and other repossessed assets of $30,000 for the three months ended June 30, 2012 as compared to the prior-year period. Non interest income decreased from $842,000 for the six months ended June 30, 2011 to $837,000 for the six months ended June 30, 2012, mainly due to an increase on loss on sale of real estate owned and other repossessed assets, partially offset by increases in mortgage banking activities income and service charge income period over period.

Non interest expense decreased from $2.3 million for the three months ended June 30, 2011 to $2.1 million for the three months ended June 30, 2012. Non interest expense decreased from $4.5 million for the six months ended June 30, 2011 to $4.4 million for the six months ended June 30, 2012 Most notably for both the three- and six-month periods, other expenses, consisting primarily of expenses related to problem credits, decreased period over period as asset quality has improved. In addition, our amortization of intangible assets decreased from 2011 to 2012 as core deposits intangible for certain branches were fully amortized during the three month period ended June 30, 2012. Partially Offsetting these positive factors period over period, compensation and benefits expense was higher in 2012 than in 2011 due primarily to us adding a commercial lender and Treasury Management professional in 2012.

Safe Harbor Statement

This news release and other releases and reports issued by the Company, including reports to the Securities and Exchange Commission, may contain "forward-looking statements." The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company is including this statement for purposes of taking advantage of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

First Federal of Northern Michigan Bancorp, Inc
Consolidated Balance Sheet

	June 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash on hand and due from banks	$ 2,626,913	$ 2,713,701
Overnight deposits with FHLB	45,345	35,797
Total cash and cash equivalents	2,672,258	2,749,498
Securities AFS	52,274,050	53,048,503
Securities HTM	2,395,000	2,435,000
Loans held for sale	276,809	-
Loans receivable, net of allowance for loan losses of $1,773,038 and
$1,517,695 as of June 30, 2012 and December 31, 2011, respectively	142,449,328	140,883,591
Foreclosed real estate and other repossessed assets	2,510,699	3,407,939
Federal Home Loan Bank stock, at cost	3,266,100	3,266,100
Premises and equipment	5,770,823	5,845,881
Accrued interest receivable	1,101,579	1,148,500
Intangible assets	217,608	334,855
Prepaid FDIC premiums	671,139	758,733
Deferred tax asset	1,326,393	387,065
Other assets	2,732,278	2,779,124
Total assets	$ 217,664,064	$ 217,044,789

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$ 154,433,828	$ 150,649,073
Advances from borrowers for taxes and insurance	423,141	128,028
Advances from Federal Home Loan Bank	32,450,000	34,500,000
REPO sweep accounts	3,889,902	5,592,326
Accrued expenses and other liabilities	1,399,310	1,606,569

Total liabilities	192,596,181	192,475,995

Stockholders' equity:
Common stock ($0.01 par value 20,000,000 shares authorized
3,191,799 shares issued)	31,918	31,920
Additional paid-in capital	23,853,853	23,852,701
Retained earnings	3,310,902	2,980,176
Treasury stock at cost (307,750 shares)	(2,963,918)	(2,963,918)
Unearned compensation	(29)	(556)
Accumulated other comprehensive income	835,157	668,471
Total stockholders' equity	25,067,883	24,568,794

Total liabilities and stockholders' equity	$ 217,664,064	$ 217,044,789

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Consolidated Statement of Income
	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income:
Interest and fees on loans	$ 2,011,490	$ 2,317,197	$4,051,698	$ 4,590,517
Interest and dividends on investments
Taxable	137,028	134,402	287,208	229,217
Tax-exempt	38,730	40,011	77,803	80,339
Interest on mortgage-backed securities	164,556	199,702	343,844	383,068
Total interest income	2,351,804	2,691,312	4,760,553	5,283,141

Interest expense:
Interest on deposits	263,634	407,875	544,177	845,128
Interest on borrowings	163,655	172,681	347,289	340,755
Total interest expense	427,289	580,556	891,466	1,185,883

Net interest income	1,924,515	2,110,756	3,869,087	4,097,258
Provision for loan losses	578,315	(19,238)	954,583	48,120
Net interest income after provision for loan losses	1,346,200	2,129,994	2,914,504	4,049,138

Non-interest income:
Service charges and other fees	187,539	181,228	357,493	345,719
Mortgage banking activities	214,086	182,463	434,645	418,446
Net gain (loss) on sale of premises and equipment,
real estate owned and other repossessed assets	(68,015)	(37,756)	(70,104)	(46,431)
Other	57,043	67,048	115,442	124,601
Total non-interest income	390,653	392,983	837,476	842,335

Non-interest expense:
Compensation and employee benefits	1,176,584	1,159,252	2,448,542	2,328,188
FDIC Insurance Premiums	46,645	51,170	94,125	122,387
Advertising	49,370	33,817	82,485	56,838
Occupancy	237,332	267,652	479,248	537,694
Amortization of intangible assets	44,134	73,112	117,247	146,225
Service bureau charges	76,867	79,292	155,654	155,498
Professional services	113,109	133,570	207,844	221,147
Other	398,758	462,389	858,306	900,072
Total non-interest expense	2,142,799	2,260,254	4,443,451	4,468,049

Income (loss) before income tax benefit	(405,946)	262,723	(691,471)	423,424
Income tax benefit	(135,997)	-	(1,022,197)	-

Net (loss) income	$ (269,949)	$ 262,723	$ 330,726	$ 423,424

Other comprehensive income (loss):
Net (loss) income	$ (269,949)	$ 262,723	$ 330,726	$ 423,424
Change in unrealized gain on available-for-sale securities, net of tax	211,032	59,183	166,685	339,728

Comprehensive income (loss)	$ (58,917)	$ 321,906	$ 497,411	$ 763,152

Per share data:
Net income (loss) per share
Basic	(0.09)	0.09	0.11	0.15
Diluted	(0.09)	0.09	0.11	0.15
Weighted average number of shares outstanding:
Basic	2,884,049	2,884,049	2,884,049	2,884,049
Including dilutive stock options	2,884,049	2,884,049	2,884,049	2,884,049
Dividends per common share	-	-	-	-

CONTACT: Amy E. Essex, Chief Financial Officer, Treasurer & Corporate Secretary, First Federal of Northern Michigan Bancorp, Inc., +1-989-356-9041